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                                                                     Exhibit 5.1



                               Form of Opinion

                          JONES, DAY, REAVIS & POGUE
                             3500 SunTrust Plaza
                           303 Peachtree Street, NE
                         Atlanta, Georgia 30308-3242
                                (404) 521-3939



                            ________________, 2000



Nextel International, Inc.
10700 Parkridge Blvd.
Suite 600
Reston, Virginia  20191

Ladies and Gentlemen:

         We are acting as counsel to Nextel (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with (i) the offer to exchange (the "Exchange Offer") $1,000 principal amount of the Company's 12 3/4% Senior Serial Notes due 2010 (the "Exchange Notes") for each $1,000 principal amount at maturity of Company's outstanding 12 3/4% Senior Serial Notes due 2010 (the "Private Notes") and (ii) the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") (No. 333-____________) filed with the Securities and Exchange Commission by the Company for the purpose of registering the Exchange Notes under the Securities Act of 1933 (the "Act"). The Private Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of August 1, 2000 between Nextel International, Inc., a Washington corporation, and The Bank of New York as Trustee (as supplemented by the Supplemental Indenture dated December __, 2000 between the Company and The Bank of New York as Trustee, the "Indenture"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and representatives of the Company and have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents

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submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Notes, substantially in the form as set forth on an exhibit to the Indenture filed as
Exhibit 4.5 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Private Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, except to the extent enforceability may be limited by bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,